Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock New York Municipal Opportunities Fund of
BlackRock Multi-State Mu (BR-NYMO)
BlackRock Municipal Income Investment Quality Trust (BAF)
BlackRock Allocation Target Shares : Series E Portfolio
(BATSE)
BlackRock Municipal Income Investment Trust (BBF)
BlackRock MuniYield Investment Quality Fund (MFT)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
05-20-2016

Security Type:
BND/MUNI


Issuer
Metropolitan Transportation Authority
Dedicated tax Fund Green Bonds, Series
2016B-1

Selling
Underwriter
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Merrill Lynch, Pierce, Fenner & Smith
Incorporated, Drexel Hamilton, LLC, Loop
Capital Markets, LLC, Morgan Stanley & Co.
LLC, Siebert Brandford Shank & Co,
Citigroup Capital Markets Inc., Goldman
Sachs & Co, Jefferies & Company, Inc.,
J.P. Morgan Securities LLC, Ramirez & Co.,
Inc., RBC Capital Markets, LLC, Wells
Fargo Securities, LLC, Academy Securities,
Inc, Barclays Capital Inc., BNY Mellon
Capital Markets, LLC, Cabrera Capital
markets, LLC, Duncan-Williams, Inc,
Estrada Hinojosa & Company, Inc., Fidelity
Capital Markets, Janney Montgomery Scott
LLC, KeyBank National Association, M&T
Securities, Inc, Mesirow Financial, Inc.,
Oppenheimer & Co, Piper Jaffray & Co., PNC
Capital Markets LLC, Raymond James &
Associates,Inc, Rice Financial Products
Company, Roosevelt & Cross,Inc, Stern
Brothers & Co., Stifel,Nicolaus &
Company,Inc, TD Securities (USA) LLC, The
Williams Capital Group, L.P.
Transaction Details

Date of Purchase
05-20-2016


Purchase
Price/Share
(per share / %
of par)
$123.006
$119.342



Total
Commission,
Spread or
Profit
0.517%


1.	Aggregate Principal Amount Purchased
(a+b)
$31,045,000

a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$25,000,000

b.Other BlackRock Clients
$6,045,000

2.	Aggregate Principal Amount of
Offering
$413,415,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.07509




Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[ ]U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ]Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[x]Eligible Municipal Securities
[ ]Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ]Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
1The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
0If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.
Firm Commitment Offering (check ONE)

[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)

[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date: 05-27-2016
Global Syndicate Team Member




Approved by:
Steven DeLaura
Date: 05-27-2016
Global Syndicate Team Member